Exhibit 10.46

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

RAILCAR MANAGEMENT AGREEMENT

between

Longtrain Leasing I, LLC,

and

AMERICAN RAILCAR LEASING LLC

Dated as of December 20, 2012

2

RAILCAR MANAGEMENT AGREEMENT

This Railcar Management Agreement, dated as of December 20, 2012 (this “Agreement”) is between Longtrain Leasing I, LLC, a Delaware limited liability company (“Owner”), and American Railcar Leasing LLC, a Delaware limited liability company (together with any successor manager or permitted assignee, “Manager”).

RECITALS

WHEREAS, Owner owns the Owner Equipment;

WHEREAS, Manager is engaged in the business, among others, of managing railcars;

WHEREAS, Owner has entered into that certain Credit Agreement (the “Credit Agreement”), dated as of December 20, 2012, among Owner, Fifth Third Bank (the “Administrative Agent” and “Co-Syndication Agent”), Key Equipment Finance Inc. (the “Co-Syndication Agent”) and the various lenders party thereto (the “Lenders”), pursuant to which the Lenders have provided a term loan to Owner in order to permit Owner to acquire certain Equipment and their related Lease Agreements;

WHEREAS, as security for the loan made by the Lenders to Owner pursuant to the Credit Agreement, Owner has pledged the Owner’s Collateral to the Administrative Agent for the benefit of itself and the Lenders pursuant to that certain Security Agreement (the “Security Agreement”), dated as of December 20, 2012, between Owner and the Administrative Agent, as Secured Party; and

WHEREAS, Owner desires to retain Manager to manage the Owner’s Portfolio on Owner’s behalf, and Manager desires to accept such engagement.

NOW, THEREFORE, the parties hereto, desiring legally to be bound, agree as follows:

Section 1. Defined Terms; Rules of Interpretation.

Section 1.1 Defined Terms.

The following terms shall have the following meanings for the purposes of this Agreement, and terms used herein but not defined shall have the respective meaning assigned to such terms in the Credit Agreement:

“Administrative Agent” shall have the meaning assigned to such term in the Preamble.

“Credit Agreement” shall have the meaning assigned to such term in the Recitals.

“Excluded Expenses” shall have the meaning assigned to such term in Section 9.3.

“Final Termination Date” shall mean the earlier of (i) the date on which all of the Obligations (other than contingent obligations not due and owing) are paid in full in cash and (ii) August 31, 2018.

“Gross Revenues” for any period shall mean with respect to the Owner Equipment, all revenues received for such period in the form of rents, equipment hire payments of any kind or any similar payments in respect of such Owner Equipment, from any source in connection with the ownership, use, lease or operation of such Owner Equipment; provided, however, that Gross Revenues shall not include any payment (whether from insurance, indemnity or otherwise) resulting from damage to or destruction of any railcar or any proceeds from the sale of the railcars, or rebates, reclamations, incentive load fees, or any revenues required to be remitted to third parties or governmental agencies, including, without limitation, sales and use taxes, and tariffs.

“Imposition” shall have the meaning assigned to such term in Section 5.7.

“Lien Claim” shall have the meaning assigned to such term in Section 4.4.

“Management Term” shall have the meaning assigned to such term in Section 3.1.

“Net Lease” shall mean a lease, where, as between the lessor and the lessee, the lessee is responsible for all maintenance, repair, lining, insurance, taxes and other costs and expenses associated with the operation and use of the related Equipment.

“Net Sales Proceeds” shall mean the gross sales proceeds actually received in immediately available funds by Owner from a sale of Owner Equipment, less any costs of storage (paid to third parties or properly chargeable to Owner), refurbishment or repair, broker’s commissions, advertising, legal fees and costs and any other out-of-pocket expense incurred by Owner in connection with the sale of any such Owner Equipment, provided, however, that Owner shall not deduct from the gross sales proceeds any unpaid amounts due and payable to Manager applicable to such railcar Owner Equipment.

“Other Equipment” shall have the meaning assigned to such term in Section 2.3.

“Owner Equipment” shall mean all Equipment owned by the Borrower, which shall include, without limitation, Equipment listed on Schedule A to the Security Agreement and Schedule A-1 to any Security Agreement Supplement.

“Owner’s Portfolio” shall mean all of the Owner Equipment and all of the Lease Agreements related to such Owner Equipment.

“Required Modification” shall have the meaning assigned to such term in Section 7.1.

“Subordinated Management Fees” shall have the meaning assigned to such term in Section 9.2.

“Successor Manager” shall have the meaning assigned to such term in Section 15.

“Tangible Net Worth” shall mean the tangible net members’ equity of Manager (which shall represent total members’ equity of Manager less, without duplication, any intangibles or goodwill determined in accordance with GAAP).

Section 1.2 Rules of Interpretation.

For purposes of this Agreement (including any Exhibit hereto), unless otherwise specified herein:

(a)	accounting terms used and not specifically defined therein shall be construed in accordance with GAAP;

(b)	the term “including” means “including without limitation,” and other forms of the verb “to include” have correlative meanings;

(c)	references to any Person include such Person’s permitted successors or assigns (and references to any Governmental Authority include any Person succeeding to such Governmental Authority’s functions);

(d)	in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(e)	the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)	the term “or” means “and/or”, as applicable;

(g)	the meanings of defined terms are equally applicable to the singular and plural forms of such defined terms;

(h)	references to “Section” or “Exhibit” herein are references to Sections and Exhibits in this Agreement;

(i)	the defined term herein of “Owner” is intended to have the same meaning as the defined term “Borrower” in the Credit Agreement, and the defined term herein of “Manager” is intended to have the same meaning as the defined term “Servicer” in the Credit Agreement;

(j)	to the extent that there is any ambiguity or conflict between any provision hereunder and the terms of the Credit Agreement, the terms of this Agreement shall control Manager’s duties and responsibilities to Owner;

(k)	the various captions (including any table of contents) are provided solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement;

(l)	references to any statute or regulation refer to that statute or regulation as amended from time to time, and include any successor statute or regulation of similar import; and

(m)	all references to any contract, document or agreement shall mean such contract, document or agreement as amended, supplemented, restated and otherwise modified and in effect from time to time.

Section 2. Engagement of Manager.

Section 2.1 Appointment; Independent Contractor.

(a) Owner hereby engages Manager to manage, operate, market, store, lease, re-lease, sublease, service, repair, overhaul, replace, and maintain the Owner Equipment on behalf of Owner and to perform the services set forth herein with respect to the Owner’s Portfolio in accordance with the Servicing Standard, this Agreement, the Lease Agreements and the Loan Documents, and grants to Manager the authority to do and arrange for any of the foregoing, including entering into agreements and arrangements in furtherance thereof on behalf of Owner, all on the terms and conditions set forth herein, and Manager hereby accepts such engagement Owner hereby constitutes and appoints Manager, with full power of substitution, its true and lawful agent and attorney-in-fact, for it and in its name, place and stead, to make, execute, sign, acknowledge, swear to, deliver, record and file any and all registration documents, Lease Agreements, work orders, repair or maintenance agreements, insurance applications or requests, and any and all other documents or instruments, and to do all other acts and things, which may be considered necessary or desirable to Manager to carry out fully the provisions of this Agreement, consistent with Owner’s interests. Owner hereby ratifies and confirms all that said agent and attorney-in-fact shall lawfully do or cause to be done by virtue hereof so long as such actions are performed in accordance with this Agreement, are within the powers granted to Manager hereunder and any expressly required prior consent or approval of Owner set forth herein shall have been obtained.

(b) Manager will act as an independent contractor on behalf of Owner and not as an agent or employee of Owner or any other Person. The duties and obligations of Manager are limited to those expressly set forth in this Agreement, and Manager will not have any fiduciary or other duties or obligations, implied or otherwise, to Owner or any other Person. Nothing contained herein shall obligate (a) Owner to pay any taxes for or on behalf of Manager or otherwise be responsible for the debts and obligations of Manager or (b) Manager to be responsible for the debts and obligations of Owner or to make guaranty the payment of amounts due as rent under any Lease or any variation thereof, be otherwise responsible, as a guarantor or otherwise, for any of the foregoing or any other obligation or liability of any Person to any other Person, or indemnify any Person for any of the foregoing.

Section 2.2 Standards of Performance.

Manager shall perform all of its duties and obligations under this Agreement in accordance with the Servicing Standard. The duties and obligations of Manager are limited to those expressly set forth in this Agreement, and Manager will not have any fiduciary or other duties or obligations, implied or otherwise, to Owner or any other Person. Manager shall not be obligated to take any action or perform any activity under this Agreement that would exceed the Servicing Standard, nor shall Manager be liable to Owner or any other Person for any failure to take such excess action or perform such activity.

Section 2.3 Conflicts of Interest.

Manager shall perform its duties and obligations under this Agreement on a fair and equitable basis. Without prejudice to the generality of the foregoing or to the duties and obligations of Manager referenced in Section 2.2, to the extent that any particular railcar owned, managed or leased by Manager other than an Owner Equipment (any such Other Equipment, an “Other Equipment”) is substantially similar in terms of objectively identifiable characteristics that are relevant for purposes of the particular services to be performed, Manager will not discriminate between an Owner Equipment and any such Other Equipment on any basis that could reasonably be considered discriminatory or adverse to Owner or the Owner Equipment, except that Manager is permitted to discriminate between an Owner Equipment, on one hand, and Other Equipment, on the other hand, to the extent as directed by Owner so that Manager takes any action which, if not taken, would lead to or cause the Owner to default under any Loan Document Agreement.

Section 2.4 Subcontractors; Agents.

Subject to the provisions of Section 11, Manager may execute any of its duties under this Agreement by or through agents, contractors, employees or attorneys-in-fact that may be Manager’s Affiliates and unrelated parties, and Manager may enter into such agreements and arrangements with its agents, contractors, employees or attorneys-in-fact as Manager deems reasonably necessary or desirable to perform its duties under this Agreement; provided that (a) no such delegation shall release, limit, or reduce in any way, any of Manager’s duties and obligations under this Agreement, (b) any such agent, contractor, employees or attorney-in-fact shall be a reputable and experienced provider of such services as it may be delegated, and (c) Manager will be responsible for the compensation of such agent, contractor, employees or attorney-in-fact, except to the extent that Manager would be entitled to reimbursement, as a Reimbursable Expense, for performing such duties.

Section 2.5 Limitation on Authority.

Manager shall not have any authority to do any act or thing with respect to the Owner’s Portfolio, unless authorized under this Agreement.

Section 2.6 Similar Services.

It is expressly understood and agreed that nothing in this Agreement shall be construed to prevent, prohibit or restrict Manager or any Affiliate of Manager from providing the same or similar services as those provided under this Agreement to any other Person or from manufacturing, selling, owning, leasing, managing or otherwise dealing in other railcars; provided that no such activity shall in any way diminish the obligations of Manager hereunder.

Section 3. Management Term.

Section 3.1 Duration of Management Term.

The term of Manager’s duties hereunder (the “Management Term”) shall commence as of the date hereof and, subject to the provisions of Sections 3.3 and 14, shall continue until terminated by Owner as provided herein. Except as set forth in Section 14, the rights and obligations of Manager hereunder may not be terminated by, or on behalf of, Owner for any reason. Notwithstanding anything to the contrary herein or in any other Loan Document, this Agreement and all of the Owner’s and Manager’s rights, duties, liabilities or obligations hereunder (except for those that by their own terms survive termination of this Agreement and payment in full of the Obligations) shall, automatically and without further action from any party, terminate on the Final Termination Date.

Section 3.2 Resignation by Manager.

Manager may not resign from its obligations and duties hereunder, except (a) with the prior written consent of Owner; or (b) upon a determination that Manager’s performance of such duties is no longer permissible under applicable law. Any such determination permitting the resignation of Manager pursuant to clause (b) above shall be evidenced by an opinion of independent counsel, in form and substance reasonably satisfactory to Owner, to such effect delivered to Owner. No such resignation will become effective until a Successor Manager (as defined in and appointed in accordance with the provisions in Section 15) has assumed servicing obligations and duties under this Agreement in accordance with the terms hereof.

Section 3.3 Termination with Respect to an Owner Equipment.

With respect to any Owner Equipment that suffers a Event of Loss or which is sold by Owner, all duties and obligations of Manager hereunder shall terminate with respect to such Owner Equipment upon the date Manager has satisfied its duties and obligations under Section 10.1(b) or 10.2, as applicable, with respect to such Owner Equipment.

Section 4. Ownership, Marking of the Owner Equipment, Lease Location and Legend.

Section 4.1 Retention of Title.

Owner shall at all times retain full legal and equitable title to the Owner Equipment, notwithstanding the management thereof by Manager hereunder. Manager shall not make reference to or otherwise deal with or treat the Owner Equipment in any manner except in conformity with this Section 4.1.

Section 4.2 Marking of Owner Equipment.

Manager shall take all actions necessary to enable Borrower to comply at all times with Section 4.7 of the Security Agreement.

Section 4.3 Lease Location and Legend.

Manager shall take all actions necessary to enable Borrower to comply at all times with Section 5.2 of the Security Agreement.

Section 4.4 Liens.

Manager will promptly pay or discharge any and all sums claimed by any party which, if unpaid, might become a lien, charge, security interest or other encumbrance upon or with respect to any Owner Equipment, including any accession thereto, or any part thereof or the interest of Owner therein, other than Permitted Liens (any of the foregoing a “Lien Claim”), and will promptly discharge any such lien, charge, security interest or other encumbrance, other than a Permitted Lien, that arises; provided, however, that Manager shall be under no obligation to pay or discharge any Lien Claim so long as it is contesting the validity thereof in good faith in a reasonable manner and by appropriate legal proceedings and the nonpayment thereof does not, in Manager’s reasonable opinion, adversely affect the title, property or rights of Owner or any assignee thereof; and provided, further, that Manager shall not be required to pay or discharge any Lien Claim (a) except to the extent that it results from Manager’s negligence, recklessness or willful misconduct or (b) unless prior to such payment or discharge Manager receives from Owner the amount thereof. If any Lien Claim shall have resulted from Manager’s negligence, recklessness or willful misconduct and been paid by Owner, then Manager shall reimburse Owner, upon presentation of an invoice therefor; provided that Owner or Manager shall have been legally liable with respect thereto or Owner shall have approved the payment thereof. All amounts expended by Manager pursuant to and in accordance with this Section 4.4 shall constitute a Reimbursable Service.

Section 4.5 Filings.

Manager will prepare, execute, acknowledge, deliver, file, register and record (and will refile, re-register or re-record whenever required) any and all instruments for the purpose of protecting Owner’s title in the Owner Equipment and complying with the terms of the Security Agreement, in connection therewith, will promptly deliver to Owner proof of such filings. Such filings shall include, but are limited to, the preparation and filing of (i) the Security Agreement and any Security Agreement Supplement with the STB and with the RGC, (ii) all financing and continuation statements to be filed with the Secretary of State of the State of Delaware, and (ii) such other documents and all similar notices required by applicable law to be filed in such other jurisdictions and with such other Federal, state, provincial or local government or agency thereof where the Secured Party deems it necessary or reasonably appropriate under the circumstances to perfect, protect, or preserve its lien on the Collateral, in order to fully preserve and protect the rights of the Secured Party under the Loan Documents. All amounts expended by Manager pursuant to and in accordance with this Section 4.5 shall constitute a Reimbursable Service.

Section 5. Additional Duties of Manager.

Manager shall, in accordance with the Servicing Standard and in addition to the duties and responsibilities described elsewhere in this Agreement, provide or arrange for the provision of the services specified in this Section 5 to, and on behalf of, Owner during the Management Term. The parties hereto acknowledge and agree that certain Owner Equipment may be subject to Lease Agreements that require the applicable Lessees to undertake certain of the obligations set forth in Sections 5.5, 5.6 and 5.7, and in such cases, Manager shall be responsible for verifying that such Lessees are complying with their respective obligations under such Lease Agreements.

Section 5.1 Marketing.

As instructed by the Owner, the Manager shall clearly identify any Lease Agreements entered into that are not Eligible Leases on the Manager Report that is required to be delivered after such ineligible Lease Agreement is entered into. In addition, Manager shall, consistent with the Servicing Standard, negotiate the terms and conditions of such Lease Agreements; provided that such terms and conditions must be consistent with those of Lease Agreements for the Other Equipment and, in any event, must comply with then generally accepted industry standards. In furtherance thereof, Manager shall cause its employees and agents involved in the day-to-day marketing and re-leasing of railcars under Manager’s management to perform their respective responsibilities without any distinction between Owner Equipment and Other Equipment, except to the extent required by this Agreement or the Loan Documents.

Section 5.2 Lease Agreement Obligations.

Manager shall, consistent with the Servicing Standard, perform or cause to be performed the obligations of Owner under the Lease Agreements; provided, however, that nothing contained in this Agreement shall obligate Manager to make or guaranty the payment of amounts due as rent under any Lease Agreement or any variation thereof.

Section 5.3 Billing and Other Information.

During the Management Term and for so long as Owner is a party to the Lease Administration Agreement, Manager shall furnish to Administrators all information required to be delivered by Manager thereunder, including all such information as may be necessary to enable Administrators to (a) bill, on behalf of Owner and Manager, for all rentals and other sums due to Owner and Manager with respect to the Owner Equipment, including insurance benefits and railroad, Lessee or other indemnity payments in the event of damage to, or loss or destruction of, all or any of the Owner Equipment, (b) audit and direct disbursement by the Lockbox Bank under the Lease Administration Agreement of mileage allowance reports and payments with respect to the Owner Equipment, and (c) perform when due Administrators other obligations under the Lease Administration Agreement.

Section 5.4 Defaults by Lessees; Lease Agreement Amendments and Waiver.

(a) In the event of any breach or default by an Lessee under a Lease Agreement, Manager shall, consistent with the Servicing Standard, take such actions with respect to such defaulted Lease Agreement, in the name of, and as specified in writing by Owner, and in such a manner so as to enable Borrower to at all times comply with the terms of the Security Agreement, including (i) the termination of such Lease Agreement as to any or all Owner Equipment subject thereto, (ii) the recovery of possession of any or all Owner Equipment subject thereto, and (iii) the enforcement of any other rights or remedies of Owner under such Lease Agreement, including the right to payment of any rent or other amounts owed by the Lessee under such Lease Agreement. In furtherance of the foregoing, Manager shall, consistent with the Servicing Standard, (x) institute and prosecute such legal proceedings in the name of Owner as is permitted by applicable law in order to accomplish the foregoing, (y) settle, compromise or terminate such proceedings, or (z) reinstate such Lease Agreement; provided that Manager shall not be required to take any such action if, in the exercise of its reasonable commercial judgment and subject to the Servicing Standard, Manager would not take such action if such Owner Equipment were Other Equipment; further provided, that, without the prior written consent of Owner, Manager shall not take any such action under this Section 5.4(a) if, in the exercise of its reasonable commercial judgment, such action will cause Manager to claim reimbursement in excess of $5,000. All amounts expended by Manager in connection with the performance of its obligations pursuant to the provisions of this Section 5.4, after reduction of such amounts for enforcement cost actually received by Manager pursuant to the terms of the related Lease Agreements, shall be a Reimbursable Service. Owner reserves the right to take, upon written notice to Manager, in its sole discretion, any or all of the actions described in this Section 5.4 directly in its own name and on its own behalf. In such event Manager, at Owner’s expense, shall cooperate with Owner and provide Owner with such assistance as Owner may reasonably request.

(b) In performing its obligations hereunder, Manager may, acting in the name of Owner and without the necessity of obtaining the prior consent of Owner or any other Person, grant consents or enter into and grant modifications, waivers and amendments to the terms of any Lease Agreement except for consents, modifications, waivers or amendments that are inconsistent with the Servicing Standard, this Agreement or the requirements of the Loan Documents or, based on the facts and circumstances in existence at such time, Manager reasonably believes could have a Material Adverse Effect. Promptly upon the execution of any such consent, modification, waiver or amendments, Manager shall forward a copy of such documents to Owner.

Section 5.5 Maintenance.

(a) Subject to Sections 7 and 10, Manager shall, consistent with the Servicing Standard, cause each Owner Equipment to be maintained (i) in good repair, working order and condition, normal wear and tear (other than Owner Equipment being repaired, renewed, replaced, bettered or improved in accordance with this clause (i)), casualty and condemnation excepted, in compliance with AAR mechanical regulations and industrial commercial acceptance standards, and shall from time to time make or be making all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such Owner Equipment are reasonably preserved and maintained, or in the process of being reasonably preserved and maintained, in compliance with AAR mechanical regulations and industrial commercial acceptance standards; (ii) in a manner consistent with the maintenance practices used by Manager in respect of Other Equipment; (iii) in accordance in all material respects with such Owner Equipment’s manufacturer’s warranties and all applicable Equipment Insurance Policies; and (vi) in compliance in all material respects with the applicable Lease Agreement, and all Legal Requirements. All amounts to be expended for maintenance of the Owner Equipment pursuant to this Section 5.5, are to be paid directly by Owner; provided that only amounts that Manager actually pays for any maintenance pursuant to this Section 5.5 or for maintenance payments pursuant to the terms of any related Lease Agreement shall constitute a Reimbursable Service.

(b) Manager shall also periodically inspect all such Owner Equipment as it deems reasonably necessary in order to determine whether the Owner Equipment are being properly used and maintained and shall notify Owner promptly upon obtaining actual knowledge of (i) and Event of Loss with respect to any Owner Equipment (other than an Event of Loss impacting ten (10) or fewer Units at any time), (ii) the occurrence of any other event that would cause any Owner Equipment to be taken out of service for more than forty-five (45) consecutive days, or (iii) the imposition of any new law or any rules or regulations that could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.6 Insurance.

(a) Manager shall obtain and maintain in full force and effect with respect to the Owner Equipment, Equipment Insurance Policies that comply with the specific requirements of Section 5.6(b) below and shall furnish to the Owner upon request full information as to the Equipment Insurance Policies so carried. Such Equipment Insurance Policies shall be in addition to any Equipment Insurance Policies provided by a Lessee pursuant to the terms of any Lease Agreement to which such Owner Equipment is then subject. Owner reserves the right to request Manager to provide or obtain insurance in addition to insurance provided pursuant to the preceding sentence, which Manager shall use reasonable efforts to obtain or provide. All insurance obtained by Manager with respect to the Owner Equipment may (and shall to the extent reasonably practicable unless Owner objects) be maintained under Equipment Insurance Policies that Manager obtains for itself and the Other Equipment so long as Owner, Administrative Agent and any other Persons designated by Owner or the Administrative Agent are either (x) an “insured” thereunder or (y) “additional insured” and “loss payee” thereunder, as their interests may appear, with respect to the Owner Equipment. If at any time the Equipment Insurance Policies maintained by Manager on the Owner Equipment shall lapse or have limits lower than as described therein for whatever reason, Manager, promptly upon receipt of notice of the lapse of or decrease in such insurance coverage, shall give notice to Owner of the same. Manager shall also notify Owner promptly with respect to any default in the payment of any premium or of any other act or omission of Manager or of any other person of which Manager has knowledge that might invalidate, render unenforceable, result in a lapse of or reduce any insurance coverage on the Owner Equipment maintained by Manager pursuant to this Agreement. Manager shall collect any amounts due (including any Equipment Insurance Proceeds) from the insurers under such Equipment Insurance Policies and deposit any such amounts in accordance with the terms of the Lease Administration Agreement and shall provide Owner with such reasonable assistance as Owner may request in any dealings that Owner may have with such insurers, including the pursuit of any claims under such policies.

(b) Each Equipment Insurance Policy maintained by Manager pursuant to the provisions of this Section 5.6 shall be (i) maintained with insurers of recognized standing with a rating of at least A- by A.M. Best Company or other insurers reasonably approved by Administrative Agent, (ii) in amounts and against risks and with deductibles and terms and conditions compliant with the Servicing Standard and not less than the insurance, if any, maintained by Manager with respect to Other Equipment. Without limiting the foregoing, Manager will in any event: (A) keep each Unit of Equipment insured against physical damage (which may be accomplished pursuant to a contingent physical damage policy) in an amount not less than the Adjusted Appraised Value thereof, subject to an aggregate limit of not less than [***] per occurrence; provided that such coverage may provide for deductible amounts of not more than [***] per occurrence, (B) maintain public liability insurance naming the Administrative Agent as an additional insured against bodily injury, death or property damage arising out of the use or operation of the Owner Equipment with general and excess liability limits of not less than [***] per occurrence or in the aggregate, provided that such coverage may provide for deductible amounts not exceeding [***] and (C) maintain environmental liability insurance, either through a separate policy or by extension to Manager’s general liability and excess liability coverage, naming the Administrative Agent as an additional insured against any loss resulting from the presence, discharge, spillage, release or escape of Hazardous Material or damage to the environment arising out of the use or operation of the Owner Equipment with general and excess liability limits of not less than [***] per occurrence or in the aggregate, provided that such coverage may provide for deductible amounts not exceeding [***]. In addition, each Equipment Insurance Policy maintained by Manager pursuant to the provisions of this Section 5.6 shall (i) expressly provide that no cancellation or termination thereof or material change therein shall be effective unless at least thirty (30) days’ prior written notice shall have been given to Owner and the Administrative Agent, (ii) expressly provide that if such insurance shall be cancelled for any reason whatsoever, or if any substantial changes are made in the coverage that affect the interest of Owner, the Administrative Agent or any other Person listed as an additional insured or loss payee, or if such insurance shall be allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to Owner, the Administrative Agent and any such other Person for thirty (30) days after receipt by Owner and the Administrative Agent of written notice from such insurers of such cancellation, change or lapse, (iii) permit Owner, the Administrative Agent or any such other Person to make payments to affect the continuation of such insurance coverage upon notice of cancellation due to nonpayment of premium, and (iv) expressly provide that if such insurance shall not be renewed for any reason whatsoever, such insurers shall provide written notice of such non-renewal to Owner and the Administrative Agent at least thirty (30) days prior to the expiration date of the policy.

(c) All amounts expended by Manager to (i) obtain the insurance (or enforce the terms hereof) or (ii) satisfy any deductible with respect to any policy of insurance covering the Owner Equipment, in either case pursuant to the provisions of this Section 5.6, shall constitute a Reimbursable Service.

(d) In the event that any insurance coverage required by this Section 5.6 or the limits, deductible amounts, or requirements thereof are not reasonably available and commercially feasible in the available insurance market, Manager shall promptly (i) notify Owner thereof and (ii) provide Owner with written reports prepared by an independent insurance advisor certifying that such coverage, limits, deductible amounts, or requirements are not reasonably available and commercially feasible in the available insurance market for railcars similar to the Owner Equipment and, where the required amount of coverage is not so available, certifying as to the maximum amount that is so available.

Section 5.7 Taxes.

(a) Manager shall prepare or cause to be prepared the necessary returns or other filings for all local, state, federal and foreign personal property, sales or use taxes, license fees, assessments, charges, fines, interest and penalties (all such taxes, license fees, assessments, charges, fines, interest and penalties being hereinafter called “Impositions”) imposed upon or against Owner or the Owner Equipment of whatever kind or nature and, where directed by Owner, protest the application of such Impositions or the rate or amount of assessment thereunder, but excluding taxes payable in respect of the income of the Owner. All amounts expended by Manager to pursuant to the provisions of this Section 5.7, shall constitute a Reimbursable Service.

(b) Manager shall cause all Owner Equipment to be kept free and clear of all Impositions that might in any way affect the title of Owner or result in a lien (other than Permitted Liens) upon any Owner Equipment; provided, however, that Manager shall not be required to pay any Imposition of any kind so long as it is contesting such Imposition at the direction of Owner and by appropriate legal proceedings in accordance with clause (a) of this Section 5.7 if the nonpayment thereof does not, in Manager’s reasonable opinion, adversely affect the title, property or rights of Owner or its assignees.

Section 5.8 Compliance with Law.

Manager shall, consistent with the Servicing Standard, cause the Owner Equipment to comply, and each Lease Agreement entered into or renewed after the date hereof shall require the Lessee thereunder to comply, in all respects with all Legal Requirements. In the event that such Legal Requirements any Required Modification of an Owner Equipment, Manager shall make such Required Modification in accordance with provisions of Section 7.1. All amounts expended by Manager pursuant to and in accordance with this Section 5.8 shall constitute a Reimbursable Service.

Section 5.9 Licenses.

Manager shall apply for and use reasonable efforts to acquire, on behalf of and at Owner’s expense, all licenses, certificates and permits required by Owner in order for it to conduct its business relating to the Owner Equipment. All amounts expended by Manager pursuant to and in accordance with this Section 5.9 shall constitute Reimbursable Servicing.

Section 5.10 Transportation.

When applicable, Manager shall, consistent with the Servicing Standard, cause the Owner Equipment to be transported to required destination points under the related Lease Agreements and, upon the termination or expiration of such Lease Agreements, to be gathered and stored at reasonable cost to the extent required. All amounts expended by Manager pursuant to and in accordance with this Section 5.10, including for demurrage, switching, storage, and all other services similar to any of the foregoing in respect of the Owner Equipment or the movement thereof, including those services rendered in connection with the return provisions in any Lease Agreement shall constitute Reimbursable Services.

Section 5.11 Records and Information.

Manager shall perform all the administration and record keeping functions which are reasonably necessary in the course of the operation and use of the Owner Equipment, including without limitation: (a) maintenance of separate, complete and accurate records relating to the Owner Equipment, including as to repair, maintenance and all other matters covered by this Agreement, in the same form and to the same extent as Manager customarily maintains records in respect of the Other Equipment and consistent with the Servicing Standard; (b) preparation and filing of appropriate AAR documents; (c) preparation and filing of such reports as may be required from time to time by the STB, RGC and other Governmental Authorities; and (d) to the extent not otherwise prepared by Administrator pursuant to the terms of the Lease Administration Agreement, preparation of mileage accounting and mileage equalization records. Manager shall, upon request of Owner, promptly deliver to Owner or its designee such records pertaining to the Owner Equipment.

Section 5.12 Owner Equipment Hire Relief.

Manager shall have the authority to enter into arrangements with railroads with respect to the Owner Equipment to grant car hire claim relief and to make equalization payments and all other adjustments with railroads on such terms and conditions as Manager, acting in accordance with the Servicing Standard, reasonably deems appropriate. All costs incurred in connection therewith shall constitute Reimbursable Services.

Section 5.13 Duties in Connection with Credit Agreement, Collateral Agency Agreement and Lease Administration Agreement.

Manager shall take such actions as Manager shall deem reasonably necessary or appropriate or as Owner shall request to keep Owner in compliance with its obligations under the Loan Documents, and to exercise its rights thereunder, including, without limitation, timely delivering to the Owner any information regarding the Manager that the Owner is required to deliver to the Administrative Agent, the Collateral Agent or the Collection Bank. In accordance with the terms of the ARL Fee Letter, Manager shall remit, on behalf of Owner, the fees and expenses payable to the Collateral Agent and the Collection Bank, for services provided by the Collateral Agent and the Collection Bank in connection with the Owner Portfolio. Fees and expenses paid to the Collateral Agent and the Bank shall constitute Reimbursable Services.

Section 5.14 Other Services.

Manager shall be responsible for the provision of such other services incidental to the services set forth in this Agreement as may from time to time be required under the Lease Agreements or may be reasonably necessary in connection with the ownership, leasing and operation of the Owner Equipment. In the event Manager is required or deems it necessary to retain services provided by outside counsel or other professionals to fulfill any of its obligations hereunder, the expense thereof shall be borne by Owner as a Reimbursable Service, unless Owner has objected to the retention of such counsel or other professionals. In the event Owner objects thereto and does not designate alternate counsel or other professionals reasonably acceptable to Manager, Manager shall not be required to fulfill such obligations.

Section 6. Representations and Warranties.

Each of Owner and Manager represents and warrants to the other as follows:

(a) (i) it is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) is in good standing under the laws of the jurisdiction of its organization, (iii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (iv) are duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case of clauses (i), (ii), (iii) and (iv), where the same could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) It has the power and authority to enter into this Agreement and to perform all of its obligations hereunder. This Agreement has been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by it and constitutes valid and binding obligations of it enforceable against it in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

(c) This Agreement does not, nor does the performance or observance by it of any of the matters and things herein provided for, (i) contravene or constitute a material default under any applicable material Legal Requirement binding upon it or any provision of its Organization Documents, (ii) contravene or constitute a material default under any material covenant, indenture or agreement of or affecting it or any of its Property, in each case where such violation, contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (iii) result in the creation or imposition of any Lien on any Property it other than, in the case of the Owner, the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents and other than Permitted Liens.

(d) No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by it of this Agreement, except for (i) such approvals, authorizations, consents, licenses or exemptions from, or filings or registrations which have been obtained prior to the date of this Agreement and remain in full force and effect and (ii) filings, authorizations, consents, licenses, exemptions or registrations which are necessary to perfect the security interests created under the Collateral Documents.

Section 7. Modifications.

(a) Required Modifications. Manager shall, in accordance with the Servicing Standard, promptly as practicable replace, or cause the applicable Lessee to replace, all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of Owner Equipment that may from time to time become worn out, obsolete, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever. In addition, Manager shall make or cause to be made such modifications and improvements to Owner Equipment: (A) to the extent required of Borrower by the terms of the applicable Lease Agreement or (B) as may be (x) set forth as requiring present compliance in any mandatory directives or standards adopted by any Governmental Authority, unless the validity of such standard is being contested in good faith by appropriate proceedings or (y) required from time to time to meet the Servicing Standard. All amounts expended by Manager pursuant to and in accordance with this Section 7(a) shall constitute Reimbursable Servicing.

(b) Optional Modifications. Manager may, with the prior written consent of Owner, alter or improve any Owner Equipment in a manner which is not required pursuant to Section 7(a) hereof, including any Owner Equipment not then under an Lease Agreement (each occurrence, an “Optional Modification”), if Manager concludes in good faith that the proposed Optional Modification is likely to enhance the marketability of such Owner Equipment (or such Optional Modification is request by an Lessee) and such Optional Modification; provided, that no Optional Modification shall diminish the Appraised Value (as defined in the Credit Agreement), utility, capacity, residual value or remaining economic useful life of such Owner Equipment immediately prior to such Optional Modification, in more than a de minimis amount.

Section 8. Reports and Inspection.

Section 8.1 Operating Expenses and Other Expenditures.

Within five (5) Business Days after the end of each calendar month during the Management Term, Manager shall furnish Owner with a report itemizing, in reasonable detail, all information necessary for Owner to prepare and deliver the Servicer Report pursuant to Section 6.1(c) of the Credit Agreement (such information to include the amounts incurred by Manager as Reimbursable Services during such month, as well as any other expenditures incurred on behalf of Owner during such month).

Section 8.2 Inspection of the Owner Equipment and Records.

Owner and during the occurrence of a Manager Termination Event, the Administrative Agent, shall have the right, at Owner’s expense, for their respective representatives to inspect the Owner Equipment (subject to the terms of any applicable Lease Agreement), any records relating thereto, and the operations of Manager utilized in providing the services required of it hereunder at such times during normal business hours as shall be reasonable to confirm to Owner and the Administrative Agent (when applicable) the existence of the Owner Equipment and records relating thereto, proper maintenance of the Owner Equipment in accordance with Section 5.5, and the proper performance of services hereunder during the continuance of this Agreement and, in the case of the records, for one year thereafter.

Section 8.3 Additional Information.

Manager shall furnish such additional information as Owner may reasonably request from time to time in order to enable Owner to determine whether the covenants, terms and provisions of this Agreement have been complied with by Manager, including, without limitation, information required by the Borrower to comply with its obligations under Section 6.2 (Appraisals) of the Credit Agreement.

Section 8.4 Financial Information.

Manager will deliver the financial statements required to be delivered by Manager under Section 6.1(a) and (b) of the Credit Agreement.

Section 9. Compensation and Reimbursement of Manager.

Section 9.1 Compensation of Manager.

As compensation to Manager for the performance of its services hereunder, Owner shall pay to Manager the Management Fee and a charge for Reimbursable Services. The Management Fee and charges for Reimbursable Services shall be payable to Manager by Owner as follows:

(a) on each Payment Date, an amount equal to the Management Fee for the calendar month immediately preceding the month in which such Payment Date occurs; and

(b) on each Payment Date, the amount of Reimbursable Services submitted by Manager to Owner on or prior to the last day of the calendar month immediately preceding the month in which such Payment Date occurs.

Manager acknowledges and agrees that Management Fees and charges for Reimbursable Services shall be paid solely in accordance with (and only to the extent of available funds) Section 2.7 of the Credit Agreement.

Section 9.2 Management Fee.

The Manager’s fee (the “Management Fee”) for each calendar month (or any portion thereof) during each of the following calendar years shall be the sum of (x) a monthly fee for Owner Equipment leased under any Full Service Leases equal to:

(a)	2012: [***] of monthly Gross Revenue associated with such Owner Equipment;

(b)	2013: [***] of monthly Gross Revenue associated with such Owner Equipment;

(c)	2014: [***] of monthly Gross Revenue associated with such Owner Equipment;

(d)	2015 and subsequently: [***] of monthly Gross Revenue associated with such Owner Equipment; [***]; and

(y) a monthly fee for the Owner Equipment leased under any Net Leases equal to [***] of monthly Gross Revenues associated with such Owner Equipment. In calendar year 2015 and subsequently, Manager and Owner may, with ten (10) days advance written notice to the Agent of such agreement, agree to payment of other fees and expenses as such fees and expenses may arise; provided, however, in the event that the amount of the Management Fee plus such additional fees exceeds [***] of Gross Revenue for any given month, such excess amount shall constitute subordinated management fees (“Subordinated Management Fees”) for such month.

Section 9.3 Reimbursable Services.

(a) Manager shall be separately compensated for all costs specified by Manager and incurred by Manager for services rendered on behalf of Owner pursuant to and in accordance with this Agreement (collectively, the “Reimbursable Services”), including the following: (i) enforcement costs incurred pursuant to and in accordance with Section 5.4, (ii) maintenance costs incurred in connection with Section 5.5, (iii) insurance costs incurred in connection with Section 5.6, and (iv) other specified costs incurred pursuant to and in accordance with Sections 4.4, 4.5, 5.7, 5.8, 5.9, 5.10, 5.13, 10.1 and 10.2; provided that, Reimbursable Services shall not include any of the following costs, fees and expenses (collectively, the “Excluded Expenses”): (A) salary, bonuses, company cars and benefits of Manager’s employees; (B) office, office equipment and office rental expenses; (C) telecommunications expenses; (D) taxes on the income, receipts, profits, gains, net worth or franchise of Manager and payroll, employment and social security taxes for employees of Manager; (E) any and all financing costs (including interests and fees) relating to any indebtedness of Manager; and (F) all other overhead expenses of Manager. Manager shall notify Owner of the amounts of all expenses incurred in respect of Reimbursable Services in accordance with Section 8.1.

(b) For purposes of calculating the value of Reimbursable Services in connection with the services provided under this Agreement by Manager, Owner will be charged for (i) materials at Manager’s actual cost therefor and (i) labor at hourly rates established by Manager from time to time. Such hourly rates shall be based upon Manager’s direct costs of labor and shall include amounts for Manager’s plant or facility overhead based on Manager’s job cost system for allocating overhead; provided that, the hourly rates for labor that are in effect at any time shall not exceed the then current standard rates published by the AAR for such types of labor. The costs to Owner for services performed by a third Person will be the charges therefor as invoiced by such third Person, without mark-up by Manager. Such third Person charges will be reviewed and audited by Manager on behalf of Owner.

Section 10. Loss, Damage or Sale of Owner Equipment; Adding or Terminating Owner Equipment.

Section 10.1 Loss or Damage.

(a) If any Owner Equipment is rendered unusable as a result of any physical damage or contamination or otherwise suffers a Event of Loss, and Manager obtains knowledge of such damage, contamination or Event of Loss (other than an Event of Loss impacting ten (10) or fewer Units at any time), then Manager shall (i) within (2) Business Days of obtaining such knowledge, provide the Owner written notice of such Event of Loss setting forth the date of such Event of Loss and a description of the related Unit (including its Adjusted Appraised Value), (ii) within fifteen (15) days after the date such Owner Equipment first becomes available for inspection by Manager, provide Owner with a written detailed description of notice of such damage, contamination or Event of Loss, and, if applicable, the recommendation of Manager regarding whether or not to repair such Owner Equipment; (iii) investigate on behalf of Owner the facts and circumstances giving rise to such damage, contamination or Event of Loss; (iv) collect or arrange for appropriate payment of compensation, if any, from the relevant railroad, Lessee, third party or other source, or combination thereof, and take such other steps, including field inspection and investigation, as deemed appropriate by Manager and (v) take all steps and actions, including the hiring of attorneys and consultants, required with respect to physical damages or contamination as may be required under the Loan Documents or by direction of Owner. If, in compliance with the Servicing Standard, Manager would repair such Owner Equipment if it were an Other Equipment and if Owner does not object in writing to such recommendation within ten (10) days after receipt of Manager’s recommendation, Manager shall cause such Owner Equipment to be repaired at Owner’s expense. All amounts expended by Manager for such repair of the Owner Equipment, after deduction of payments actually received by Manager pursuant to the terms of any related Lease Agreement or from insurance maintained or provided with respect to such Owner Equipment, shall be a Reimbursable Service. If any Owner Equipment suffers physical damage or contamination, which in Manager’s reasonable judgment, makes repair uneconomic or renders such Owner Equipment unfit for commercial use, Manager shall not, without the prior receipt of the necessary repair costs from third parties (such as an Lessee or insurer), repair such Owner Equipment if the cost of repair is expected to be more than 10.0% of such Owner Equipment’s current Adjusted Appraised Value. If in accordance with the provisions of this Section 10.1(a), it is determined that such Owner Equipment is not to be repaired, it shall be deemed to have suffered a Event of Loss as of the date such determination was made. Owner shall promptly (and within no more than two (2) Business Days), notify the Administrative Agent of any determination not to repair Owner Equipment.

(b) With respect to any Owner Equipment suffering a Event of Loss, and in accordance with the performance of it services under Section 10.1(a), Manager is granted full power and authority, subject to the terms and conditions of the relevant Lease Agreement, to sell (or dispose of as scrap) on Owner’s behalf any such Owner Equipment that has been settled for under the rules of the AAR or settled with any insurer and, upon direction of Owner, Manager will effect such sale or disposition and take such other actions on behalf of Owner as necessary for Owner to comply with the relevant Lease Agreement, all in accordance with the Servicing Standard. Following such sale or disposition of the Owner Equipment and transfer of any amounts received in connection with such sale or disposition in accordance with Section 10.1(c), Manager shall have no other obligation to Owner in respect of such Owner Equipment. Owner agrees to execute all necessary powers of attorney and other documents evidencing such power and authority.

(c) Promptly upon receipt, but in no case later than two (2) Business Days following receipt thereof by Manager, of any insurance proceeds or any other payments from railroads, Lessees or third parties received in connection with any repair, sale or disposition of any Owner Equipment in connection with this Section 10, Manager shall transfer to the Collection Account all such amounts received in connection with this Section 10, in accordance with the terms of the Lease Administration Agreement.

Section 10.2 Sale.

Manager, as attorney-in-fact for Owner, is granted full power and authority to sell any Owner Equipment on Owner’s behalf under any of the following circumstances:

(a) such Unit is not an Eligible Unit or the Lease Agreement related to such Unit is not an Eligible Lease Agreement;

(b ) such sale is made pursuant to Section 10.1(b); or

(c) Owner consents to such sale.

Manager shall receive a [***] sales commission of Net Sales Proceeds resulting from sales of Owner Equipment and such commission shall constitute a Reimbursable Service.

Section 10.3 Replacing, Adding and Terminating Owner Equipment.

Owner may, at its option, (a) add Equipment as new Owner Equipment subject to the terms of this Agreement or (b) remove Equipment as Owner Equipment subject to the terms of this Agreement, in each case by delivering to Manager a notice to such effect substantially in the form attached as Exhibit A hereto; provided that Owner shall only remove Equipment as Owner Equipment subject to the terms of this Agreement if such Equipment has been released from the Lien granted to the Administrative Agent in accordance with the terms of the Security Agreement. From and after the effective date of each such notice (as set forth therein), the subject Equipment shall or shall no longer, as the case may be, be Owner Equipment under the terms of this Agreement.

Section 11. Transactions with Affiliates.

Subject to compliance with the Servicing Standard, Manager may, directly or indirectly, enter into any transaction on behalf of Owner with Manager or any Affiliate of Manager; provided that the terms of such transaction are no less favorable to Owner than the terms that could be obtained from an independent third Person.

Section 12. Return of Owner Equipment Upon Expiration of Management Term.

Upon the expiration or earlier termination of the Management Term, Manager, at its expense (which shall be treated as a Reimbursable Service), will deliver possession of each Owner Equipment then in its possession or control, but not subject to a Lease Agreement, to Owner upon such storage tracks within the continental United States that Manager is legally entitled to use, and shall store the Owner Equipment on such tracks for a period not exceeding ninety (90) days and transport the same at any time within such 90-day period to any connecting carrier for shipment, all as directed by Owner upon not less than thirty (30) days prior notice to Manager.

Section 13. Indemnification By Manager.

Manager shall defend, indemnify and hold Owner, the Administrative Agent and Collateral Agent and their respective Affiliates (other than Manager) and the directors, officers, employees and agents of each such Person (collectively, the “Manager Indemnified Persons”) harmless from and against any and all losses, costs, expenses, damages or claims (collectively, “Claims”) incurred by or asserted against any such Manager Indemnified Person to the extent resulting or arising from any of the following:

(a) any material breach of or any material inaccuracy in any representation or warranty made by Manager in this Agreement or in any certificate delivered pursuant hereto;

(b) any material breach of or material failure by Manager to perform any covenant or obligation of Manager set out or contemplated in this Agreement;

(c) the presence, discharge, spillage, release or escape of Hazardous Material or damage to the environment or noncompliance with any applicable law with respect to Hazardous Material or the environment (i) at or arising from a facility owned, operated or controlled by Manager or any Subsidiary of Manager or (ii) arising from any act, failure to act or omission by Manager or any Subsidiary of Manager; and

(c) the negligence, recklessness or willful misconduct of Manager.

Section 13.1 Claims Excluded.

No Manager Indemnified Person shall be defended, indemnified, or held harmless from or against, nor exculpated from, any Claim under Section 13.1 to the extent caused by or resulting or arising from such Person’s bad faith, willful misconduct, recklessness, gross negligence, or breach or failure to comply with or perform any obligation under this Agreement, and Manager shall not have any such obligation under Section 13.1 with respect thereto.

In addition, the Manager Indemnified Persons understand that nothing set forth in the Loan Documents is intended to cause the Manager to be treated as a guarantor of the obligations of Owner or any Lessee and no Manager Indemnified Person shall be entitled to indemnification from Manager based on Owner’s failure to repay the Loan or an Lessee’s failure to make payments under any Lease Agreement to the extent such failures are attributable to credit performance of the applicable Lessee rather than a breach by the Manager of the performance of its duties undertaken as Manager under the Loan Documents or as the original lessor under the Lease Agreements and other riders or schedules subject to the same master service or master lease agreement as the Lease Agreements.

Section 13.2 Cooperation.

Manager and each Manager Indemnified Person shall cooperate in furnishing evidence and testimony and in any other manner that the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. Each Manager Indemnified Person shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 13.1, as the case may be, and as provided in the preceding sentence, each such Person shall bear its own fees and expenses incurred pursuant to this Section 13.2.

Section 13.3 Survival.

The indemnity obligations of Manager pursuant to this Section 13 (including obligations to indemnify against third Person claims made after the expiration or termination of the Management Term) shall survive for two years beyond the expiration or termination of the Management Term.

Section 14. Manager Termination Events; Remedies.

Section 14.1 Manager Termination Events.

The occurrence of any of the following events shall constitute a “Manager Termination Event” under this Agreement:

(a) the failure by Manager to: (i) pay when due any amount payable by it hereunder, (ii) timely deliver to the Collection Account any amounts received by Manager under the Loan Documents which constitute Collections with respect to the Owner’s Collateral, or (iii) comply with or perform any obligation set forth in Sections 4.2, 4.3, 5.6 or 5.13, and if capable of cure, such default shall not have been remedied within five (5) days;

(b) the failure by Manager to deliver any report or financial information when required under Section 8.1, 8.3 or 8.4, and if capable of cure, such failure has not been remedied within two (2) Business Days;

(c) any representation or warranty made by Manager under this Agreement or in any writing delivered by Manager pursuant to this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made;

(d) breach or failure to comply with or perform any covenant or provision set forth in this Agreement (other than those referred to in clauses (a), (b) and (c) above) to be complied with or performed by Manager hereunder, and if capable of cure, such default shall not have been remedied within thirty (30) days after the earlier of: (i) knowledge by Manager of such breach or failure to comply or perform and (ii) receipt by Manager of notice thereof from Owner;

(e) Manager shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 14.1(f);

(f) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Manager, or any substantial part of any of its Property, or a proceeding described in Section 14.1(e)(v) shall be instituted against Manager, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;

(g) any final judgment or judgments for the payment of money in an aggregate amount in excess of [***] or its equivalent in another currency is rendered against Manager and the same shall remain undischarged or effectively stayed for a period of sixty (60) days without being contested in good faith and by appropriate proceedings;

(h) Manager or its Affiliates shall cease to be actively involved in the railcar management or maintenance businesses (other than solely as Manager under this Agreement); or

(i) the Tangible Net Worth of Manager and its consolidated subsidiaries at the end of any fiscal quarter or year is less than [***].

Section 14.2 Remedies Upon Manager Termination Event.

(a) Upon the occurrence and during the continuation of any Manager Termination Event, Owner may: (i) terminate the Management Term by notice to Manager and the Administrator, which termination shall be effective as of the date of such notice or such later date as such notice may specify, (ii) proceed by appropriate court action to enforce performance of this Agreement by Manager, or (iii) sue to recover actual direct damages (including lost rents but not including consequential damages) that result from a breach hereof, and Manager shall bear Owner’s costs and expenses, including reasonable attorney’s fees in securing such enforcement or damages or the transfer of management. Notwithstanding the provisions of clause (i) of this Section 14.2(a), Manager or the Management Term may not be terminated, in whole or in part, in connection with an exercise of remedies hereunder unless a Successor Manager has been appointed in accordance with Section 15. Upon the occurrence and during the continuation of any Manager Termination Event, Owner and Administrative Agent is authorized and empowered to execute and deliver, on behalf of Manager, as attorney-in-fact or otherwise, any and all documents and perform any and all other acts or things necessary or appropriate to effect the termination of Manager and the appointment of a Successor Manager.

(b) Upon the occurrence and during the continuation of any Manager Termination Event and the termination of the Management Term as provided in Section 14.2(a), Owner or its assign (including, without limitation, the Administrative Agent) may (i) demand and be entitled to delivery of each Owner Equipment then in the possession or control of Manager, but not subject to an Lease Agreement, pursuant to Section 12 (except that the costs and expenses of assembly, delivery, storage and transportation of such Owner Equipment in such case shall be at the expense of Manager); (ii) enter upon any premises where such Owner Equipment not subject to an Lease Agreement may be located and take possession of them free from any rights of Manager; and (iii) demand and be entitled to receive copies of all of Manager’s records regarding Owner Equipment. Manager (x) agrees to cooperate fully with Owner, the Administrative Agent and Collateral Agent in connection with the transfer of Manager’s rights and duties hereunder to a third Person and (y) expressly waives any and all claims against Owner, the Administrative Agent and Collateral Agent for damages of whatever nature arising out of or resulting from the termination of Manager’s management rights as to the Owner Equipment as properly permitted hereunder.

Section 14.3 Remedies Cumulative.

Each and every right, power and remedy herein specifically given to Owner, the Administrative Agent, Collateral Agent and Manager shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law or in equity, and each and every right, power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by Owner, the Administrative Agent, Collateral Agent or Manager, as the case may be. All such rights, powers and remedies shall be cumulative, and the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of Owner, the Administrative Agent, Collateral Agent or Manager, as the case may be, in the exercise of any such right, power or remedy and no extension of time for any payment due hereunder shall impair any such right, power or remedy or shall be construed to be a waiver of any default or an acquiescence therein. Any extension of time for payment hereunder or other indulgence duly granted by Owner, the Administrative Agent, Collateral Agent or Manager, as the case may be, shall not otherwise alter or affect the respective rights and obligations of Owner, the Administrative Agent, Collateral Agent or Manager, as the case may be. The acceptance of any payment by any Person after it shall have become due hereunder shall not be deemed to alter or affect the respective rights or obligations of Owner, the Administrative Agent, Collateral Agent or Manager, as the case may be, with respect to any subsequent payments or defaults hereunder.

Section 15. Replacement of Manager.

(a) Manager may not resign from its obligations and duties hereunder, nor may Manager be terminated in whole or in part, unless: (i) a successor Manager (the “Successor Manager”) has been appointed by Owner, or by the Administrative Agent if a Servicer Replacement Event or Manager Termination Event has occurred; and (ii) such Successor Manager has accepted such appointment. Any Successor Manager, however appointed, shall execute and deliver to Owner, the Administrative Agent and the predecessor Manager an instrument accepting such appointment, including customary confidentiality provisions in favor of the predecessor Manager and Owner, and thereupon such Successor Manager, without further act, shall become vested with all the rights, powers, duties, responsibilities, obligations, and trusts of the predecessor Manager hereunder with like effect as if originally named the manager herein; provided, that all liabilities of Manager to Owner, contingent or otherwise, for damages incurred by Owner resulting from any uncured Manager Termination Event shall remain the liability of Manager until so cured, and the Successor Manager shall have no liability therefor.

(b) The predecessor Manager shall promptly (but in no event later than two (2) Business Days) deliver to Administrator in accordance with the terms of the Lease Administration Agreement any funds that are required to be delivered pursuant to this Agreement and shall promptly (but in no event later than two (2) Business Days) deliver to Collateral Agent or the Administrative Agent, as applicable, all related documents and statements held by it hereunder, and Manager shall account for all such funds. The predecessor Manager shall cooperate fully with Owner and the Administrative Agent in connection with the transfer of predecessor Manager’s rights and duties hereunder to the Successor Manager, and shall execute and deliver all such instruments and do all such other things as may reasonably be required to more fully and definitely vest and confirm in the Successor Manager all rights, powers, duties, responsibilities, obligations and liabilities of Manager under this Agreement.

Section 16. Miscellaneous.

Section 16.1 Merger or Sale.

Any Person into which Manager may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which Manager shall be a party, or any Person to which substantially all the business of Manager may be transferred, shall, so long as no Manager Termination Event is then continuing or would result from such transaction, be Manager under this Agreement without any further act. Any successor Person resulting from such transaction shall deliver to Owner and the Administrative Agent an agreement, in form and substance reasonable satisfactory to Owner and the Administrative Agent, that is a legal, valid, binding and enforceable assumption by such successor Person, of the due and punctual performance and observance of each covenant and condition of Manager under this Agreement.

Section 16.2 Modification and Waiver.

This Agreement may not be waived, changed, altered, modified or amended in any respect without a writing to that effect, signed by both of the parties hereto. Failure of a party to enforce one or more of the provisions of this Agreement or to exercise any option or other rights hereunder or to require at any time performance of any of the obligations hereof shall not in any manner be construed (a) to be a waiver of such provisions by such party, (b) to affect the validity of this Agreement or such party’s right thereafter to enforce each and every provision of this Agreement, or (c) to preclude such party from taking any other action at any time that it would be legally entitled to take.

Section 16.3 Communications.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

To Manager:

American Railcar Leasing LLC

100 Clark Street, Suite 201

St. Charles, Missouri 63301

Attention: Treasurer

Telephone no.: (636) 940-5000

Facsimile no.: (636) 940-6044

To Owner:

Longtrain Leasing I, LLC

c/o 100 Clark Street Suite 200

St. Charles, Missouri 63301

Attention: Michael Obertop

Telephone: (636) 940-6000

Fax: (636) 940-6044

To Administrative Agent:

Fifth Third Bank

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, OH 45263

Attention: Loan Syndications/Judy Huls

Telephone no.: (513) 579-4224

Facsimile no.: (513) 534-0875

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

Section 16.4 GOVERNING LAW; JURISDICTION; ETC.

(A) GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE, OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED ON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(B) JURISDICTION. OWNER AND MANAGER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE OTHER PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT A PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(C) WAIVER OF VENUE. OWNER AND MANAGER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 16.4(B) ABOVE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(D) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 16.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 16.5 Severability.

Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable.

Section 16.6 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Owner may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent or except as otherwise expressly contemplated by the terms of the Loan Documents. Subject to Section 16.8, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 16.7 Assignment to the Administrative Agent.

It is understood that the rights of Owner hereunder may be collaterally assigned to the Administrative Agent and enforced by the Administrative Agent following an Event of Default. Manager expressly agrees to any such assignment and agrees that all of its duties, obligations, representations and warranties shall be for the benefit of, and, subject to the terms of the Loan Documents, may be enforced by the Administrative Agent, and any successor to or assignee of the rights of the Loan Documents.

Section 16.8 Third Party Beneficiaries.

The parties hereto hereby agree that the Administrative Agent is an express third-party beneficiary of this Agreement.

Section 16.9 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the parties hereto and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 16.10 No Bankruptcy Petition

Manager will not, prior to the date that is one year and one day after the payment in full of all Obligations and other amounts owing pursuant to this Agreement and the other Loan Documents, institute against Owner or join any other Person in instituting against Owner, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under any Debtor Relief Law. This Section 16.10 shall survive the termination of this Agreement.

Section 16.11 Limitation on Liability.

Notwithstanding anything in this Agreement to the contrary, neither party shall have any liability (including any such liability under any indemnity obligations of either party) to the other party with respect to, and each party expressly waives, releases and agrees not to sue any of them for, (i) any special, indirect or consequential damages, regardless of their foreseeability, including, without limitation, any lost rents, profits or revenues, and, to the extent permitted under applicable law, punitive damages suffered by either party or any other Person in connection with this Agreement or any breach or default hereunder by either party, (ii) any act, conduct or omission, whether or not due to a breach, default or negligence of either party, for which actual damages exceed [***] in the aggregate for the Term, except for any act, conduct or omission of either party due to gross negligence or willful illegal misconduct of such party, in which case the liability of the indemnifying party shall not exceed [***] in the aggregate for the Term.

Section 16.12 WAIVER OF JURY TRIAL

OWNER AND MANAGER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Railcar Management Agreement as of the date first above written.

LONGTRAIN LEASING I, LLC

By:	/s/ Dale C. Davies
Name:	Dale C. Davies
Title:	Senior Vice President and CFO

AMERICAN RAILCAR LEASING LLC

By:	/s/ Umesh Choksi
Name:	Umesh Choksi
Title:	President and CEO